Exhibit 10.4

Schedule Required by Instruction 2 to Item 601
of Regulation S-K

The General Security Agreements entered into in connection with the Amended and Restated Credit Agreement, dated May 9, 2013, by and among M&T Bank, Hardinge Inc., Cherry Acquisition Coporation (n/k/a Forkardt Inc.) and Usach Technologies, Inc. are substantially identical in all material respects to the General Security Agreement, dated May 9, 2013, by and between Hardinge Inc. and M&T Bank (which is featured as Exhibit 10.3 to the Form 10-Q for the quarter ended June 30, 2013) (the “Hardinge Security Agreement”) except as to (i) the parties thereto, (ii) the inclusion of the provision referenced below, which appears in Section 1.1 of the Hardinge Security Agreement and (iii) the inclusion of “Borrowers” in Section 7.1(v) as highlighted in brackets in the text of Section 7.1(v) referenced below (which appears in the Hardinge Security Agreement):

Section 1.1 Provision

Nothing herein shall be construed to be a grant of a security interest in more than sixty-five percent (65%) of Debtor’s equity interests in any foreign subsidiary.

Text of Section 7.1(v) (as highlighted with bracketed language)

(vi) Debtor or Borrowers makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of Debtor [or Borrowers] to a third party; or the cessation by Debtor or Borrowers as a going business concern;

Party to General Security Agreement with M&T Bank	Inclusion of Language in Section 1.1	Inclusion of Bracketed Language in Section 7.1(v)
Cherry Acquisition Corporation (n/k/a Forkardt Inc.)	No	No
Hardinge Technology Systems, Inc.	No	Yes
Usach Technologies, Inc.	No	No